FINANCIAL SERVICES ADVISORY AGREEMENT

     This Financial Services Advisory Agreement (this "Agreement") is made and entered into effective as of the 31st day of December 2004, by and between VT Gaming Services, Inc., an Arizona corporation, with a place of business at 14647 South 50th Street, Suite 130, Phoenix, Arizona 85044 ("VTG"), and Visitalk Capital Corporation dba Aztore Capital, a Nevada corporation, with a place of business at 14647 South 50th Street, Suite 130, Phoenix, Arizona 85044 ("Aztore Capital").

                                    RECITALS

     A. WHEREAS, Aztore Capital is in the business of providing certain financial consulting and capital advisory services to clients.

B. WHEREAS, contemporaneously with this Agreement, VTG has acquired Dynasig Corporation ("Dynasig") through an Exchange Agreement (the "Exchange Agreement") whereby DynaSig shall be a wholly owned by VTG and continue to execute Dynasig's business plan. Hereinafter the combined companies are referred to as "Newco".

C. WHEREAS, contemporaneously with this Agreement, VTG has designated 2,000,000 shares its authorized preferred shares as Series A Preferred stock and such designation is attached hereto as Exhibit A (the "Series A Preferred Stock"). Some of the shares of the Series A Preferred Stock were issued as part of the Exchange Agreement.

D. WHEREAS, immediately after the execution of the Exchange Agreement, VTG will seek to obtain additional capital though the sale of additional shares of Series A Preferred Stock to finance Newco's efforts and will be preparing documentation for this purpose (the "Private Placement").

E. WHEREAS, as a commitment under the Exchange Agreement, Newco is required to bring its financial reporting current, including the preparation of audited financial statements and tax returns, and to take actions as appropriate to cause its common stock to be eligible to be traded in public markets. Aztore Capital is qualified, experienced and capable of providing such services.

F. WHEREAS, VTG was formed in accordance with the Second Joint Plan of Reorganization of Visitalk.com, Inc. under the auspices of the Bankruptcy Court (the "Plan") and is committed to issue under the Plan a maximum of approximately 8,900,000 of each of Series A through Series F Warrants with exercise prices ranging from $2.00 to $4.00 (the "Plan Warrants").

     G. WHEREAS, as a commitment under the Exchange Agreement, VTG shall enter into a Warrant Advisory Agreement with Aztore Capital whereby VTG will pay Aztore a fee related to the exercise of the Plan Warrants.

H. WHEREAS, the terms and condition of such Warrant Advisory Agreement shall be set forth in this Agreement and a separate Warrant Advisory Agreement is not necessary.

I. WHEREAS, VTG desires to engage Aztore Capital to provide, and Aztor Capital desires to provide, services to VTG as specified herein to assist VTG in fulfilling its commitments under the Exchange Agreement.

                                   AGREEMENTS

     Now, therefore, in consideration of the promises and mutual agreements set forth herein, VTG and Aztore Capital hereby agree as follows:

1.     FINANCIAL CONSULTING SERVICES

     (a) During the term of this Agreement, Aztore Capital shall provide (i) financial consulting services related to, among other activities, those scheduled on Exhibit B plus advise VTG on such other financial reporting, internal accounting, capital raising, investment activities and such other financial matters as may be requested from time to time by VTG, and (ii) capital advisory and investment banking services related to stock trading and such other capital advisory services as may be requested from time to time by VTG, (collectively, the "Services"). Aztore Capital is an independent contractor and solely responsible for determining the manner in which the Services are to be provided; provided, however, that Aztore Capital shall provide the Services in accordance with standards reasonably acceptable to VTG.

     (b) VTG acknowledges that Aztore Capital's performance of the Services may be dependent on timely decisions and approvals by VTG and Aztore Capital shall be entitled to rely on all decisions and approvals of or provided by VTG in connection with the Services. Further, VTG acknowledges that Aztore Capital will be relying upon the information that VTG has provided or will provide and VTG hereby represents and warrants that such information is and shall be true, accurate and complete. Because of the importance of such information to Aztore Capital's satisfactory performance of the Services, VTG agrees to release Aztore Capital and its personnel from any liability and costs relating to the Services attributable to any false, inaccurate or incomplete information provided by VTG. It shall be the responsibility of VTG's management to provide accurate information, make implementation and strategic decisions, if any, and to determine further courses of action with respect to any recommendations made by Aztore Capital.

     (c) VTG acknowledges that Aztore Capital is not a law firm and does not render legal advice and that Aztore Capital is not a qualified independent auditor and does not opine on financial statements. Aztore Capital will coordinate with VTG's attorneys, and other financial advisors such as independent audit firms or tax advisors in developing documents and strategies. VTG shall be responsible for engaging requisite advisors to prepare and review any documents or strategies to assure that such documents or strategies are satisfactory and adequate and to advise VTG management of risks surrounding such documents or strategies. Aztore Capital makes no representations or warranties as to the accuracy or adequacy of documents initially developed by Aztor Capital.


2.     WARRANT ADVISORY AND INVESTMENT BANKING SERVICES

     (a) Warrant Advisory Services. Aztore Capital shall receive 5% of the proceeds from the exercise of the Plan Warrants when and as received by VTG (the "Warrant Advisory Fee"). This Agreement may be used by Aztore Capital to instruct the Warrant Agent issuing the shares under the Plan Warrants to remit the Warrant Advisory Fee portion of the funds received directly to Aztore Capital. The Warrant Agent must be acceptable to Aztore Capital in its reasonable discretion. The Warrant Agent may not be VTG unless Aztore Capital specifically approves such appointment. VTG shall not lower the exercise prices of the Plan Warrants without the approval of Aztore Capital. In the event VTG allows any of the Plan Warrants to expire unexercised, VTG shall pay Aztore Capital its Warrant Advisory Fee related to such expired Plan Warrants immediately upon such event.

     (b) Investment Banking Services. Aztore Capital shall have the right of first refusal to perform investment banking services for VTG at customary rates for investment bankers exclusive of public or private placements of VTG shares in excess of $10,000,000 (the "Stock Sale Exclusion"). The preceding Stock Sale Exclusion in no way effects or restricts the rights of VTG to receive its Warrant Advisory Fee. In the event that VTG desires to hire an investment banker other than Aztore Capital for investment banking services (an "Alternative Investment Banker"), upon the closing of any such investment banking transaction, Aztore Capital shall receive a fee equal to 1% of such investment banking transaction on the same terms any fees are paid to the Alternative Investment Bankers.

3.     NO AUTHORITY TO BIND VTG

     Aztore Capital shall not have any right, power or authority to create any obligation, express or implied, or make any representation on behalf of VTG except as Aztore Capital may be expressly authorized in advance in writing from time to time by VTG and then only to the extent of such authorization.

4.     TERM

     (a) General termination of the Agreement. Throughout the term of this Agreement, either VTG or Aztore Capital may terminate this Agreement, with or without cause and without penalty, upon 30 days written notice. In the event that Aztore Capital is terminated, any Series A Preferred Stock received by Aztore Capital for services shall be earned, and the Warrant Advisory Fee and Investment Banking Fee specified in Section 2(a) and 2(b) shall survive.

     (b)     Termination of Warrant Advisory Services and Investment
Banking Services under Section 2(a) and 2(b). Section 2(a) of this Agreement regarding the Warrant Advisory Services will continue as long as the Plan Warrants are outstanding. Section 2(b) of this Agreement regarding Investment Banking Services shall terminate upon a "Change of Control Event" meaning more than 50% of the ownership of VTG changes owners, excluding transfers to affiliates of such owners such as estates, trusts, partners or similar related or affiliated entities or persons.

     (c) VTG's additional obligations under Sections 2(a) and 2(b) and Sections 6, 8, 9 and 10 of this Agreement shall survive termination of this Agreement for any reason.


5.     CONSIDERATION

     (a) Initial Services Fee. Upon signing this Agreement, VTG shall issue One Hundred Thousand (100,000) shares of Series A Preferred Stock to Aztore Capital as payment in full for the Services listed on Schedule B. This fee shall be considered earned when the Series A Preferred Stock is issued.

     (b) Contingent Success Feefor the Private Placement. Aztore Capital will receive 20,000 shares of Series A Preferred Stock plus warrants to purchase 285,000 shares of common stock on the same terms as the Selling Agent Warrants to be issued under the Private Placement. Such fees shall not be earned until at least $400,000 in gross proceeds is received under the Private Placement.

     (c) Hourly Fee. Beginning on the date that shares of VTG's common stock begin trading on the OTC Bulletin Board or equivalent exchange, Aztore Capital shall be paid a fee of $175 per hour for any additional Services performed for VTG. This work shall be invoiced weekly and paid within 72 hours of VTG's receipt of the invoice.

     (d) Expenses. VTG shall reimburse Aztore Capital for all actual reasonable out-of-pocket expenditures incurred by Aztore Capital in connection with the Services. Aztore Capital shall maintain records relating to all expenses incurred in connection therewith and shall provide VTG access to such records upon request during normal business hours.

6.     WARRANTY

     (a) Aztore Capital warrants that the Services will be performed in a professional and workmanlike manner and shall reperform any work not in compliance with this warranty brought to its attention within 30 days after that work is performed. Aztore Capital will provide the services in accordance with its good faith knowledge of all state and federal laws and regulations but may rely on VTG and its professional advisors for analysis and option regarding such laws and regulations. Aztore Capital does not warrant and will not be responsible for the performance of any third party product or service. The preceding is Aztore Capital's only warranty concerning the Services and is made expressly in lieu of all other warranties and representations, express or implied, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose or otherwise.

     (b) VTG acknowledges and agrees that its ability to achieve the full benefit of the Services is largely dependent on numerous financial, market and other factors not within Aztore Capital's control. Accordingly, Aztore Capital does not warrant or guarantee that the benefits expected to be derived from the Services will actually be achieved.

7.     Aztore CAPITAL'S COVENANTS

     (a) Aztore Capital, its employees and agents will comply at all times with (i) all applicable laws and regulations of any jurisdiction in which Services are provided and with all applicable VTG rules, policies and standards, and (ii) all security provisions in effect from time to time at VTG's premises with respect to access to premises and materials and information belonging to VTG.

     (c) Aztore Capital shall not use VTG's name in any promotional materials or other communications with third parties without VTG's prior written consent.

     (d) Aztore Capital is legally authorized to engage in business in the United States and will provide VTG satisfactory evidence of such authority upon request.

8.     CONFIDENTIALITY

     During the course of performance of this Agreement, each party may be given access to information (regardless of whether in oral, written, electronic, digital, magnetic or other form or media) that relates to the other's past, present, and future research, development, business activities, customers, products, services, and technical knowledge, and has been identified as proprietary or confidential ("Confidential Information"). In connection therewith, the following subsections shall apply:

     (a) Confidential Information of the other party may be used by the receiver only in connection with the Services.

     (b) Each party agrees to protect the confidentiality of the Confidential Information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind. Access to the Confidential Information shall be restricted to those of VTG's and Aztore Capital's personnel engaged in a use permitted hereby.

     (c) Confidential Information may not be copied or reproduced without the discloser's prior written consent.

     (d) All Confidential Information made available hereunder, including copies thereof (regardless of whether in written, electronic, digital, magnetic or other form or media), shall be returned or destroyed (including deleting such information from all computer systems) upon the first to occur of (i) termination of this Agreement or (ii) request by the discloser.

     (e) Nothing in this Agreement shall prohibit or limit either party's use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence, (ii) independently developed by it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement.

     (f) In the event either party receives a subpoena or other validly issued administrative or judicial process requesting any portion of the Confidential Information of the other party, it shall promptly notify the other party and tender to it defense of such demand. Unless the demand shall have been timely limited, quashed or extended, the recipient shall thereafter be entitled to comply with such subpoena or other process to the extent permitted by law. If requested by the disclosing party, the recipient shall cooperate (at the expense of the disclosing party) in the defense of a demand.

9.     INDEMNIFICATION

     (a) Each party (an "Indemnifying Party") shall indemnify and hold the other party, its employees and agents (each, an "Indemnified Party"), harmless from and against all claims, demands, loss, damage or expense, including reasonable attorneys' fees (collectively, "Losses"), to the extent such Losses are caused by the negligence, willful acts or omissions or breach of this Agreement of or by the Indemnifying Party and except to the extent such Losses are caused by the negligent or willful acts or omissions of the Indemnified Party.

     (b) To receive the foregoing indemnity, the Indemnified Party must promptly notify the Indemnifying Party in writing of a claim or suit and provide reasonable cooperation (at the Indemnifying Party's expense). The Indemnifying Party will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, "Expenses") incurred in connection with investigating, preparing, pursuing, defending or responding to any threatened or pending claim, action, litigation, proceeding or investigation (collectively, the "Proceedings"), whether or not such Indemnified Party is a formal party to such Proceeding. The Indemnifying Party will not enter into any waiver, release or settlement of any pending or threatened Proceeding (whether or not any Indemnified Party is a formal party to such Proceeding) without the prior written consent of the Indemnified Party, unless such waiver, release or settlement (i) includes an unconditional release of the Indemnified Party, in form and substance satisfactory to such Indemnified Party, from all liabilities and claims that are the subject matter of or arise out of such Proceeding and
(ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party. The indemnity and reimbursement obligations of the Indemnifying Party hereunder will be in addition to any liability that the Indemnifying Party may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Party.

10.     MISCELLANEOUS

(a) Independent Contractor. Aztore Capital is and shall remain an independent contractor and Aztore Capital acknowledges, and confirms to VTG, its status as that of an independent contractor. Nothing herein shall be deemed or construed to create a joint venture, partnership, agency or employment relationship between the parties for any purpose, including but not limited to taxes or employee benefits. Aztore Capital shall be solely responsible for payment of any and all employment related taxes, insurance and employee benefits with respect to Aztore Capital's personnel.

     (b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to choice of law principles. The parties agree to bring any actions related to this Agreement only in the state and federal courts sitting in Maricopa County, Arizona.

     (c) Limitation of Liability. Aztore Capital's maximum liability relating to Services rendered hereunder (regardless of form of action, whether in contract, negligence or otherwise) shall be limited, including specifically any indemnification obligation, to the fees paid to Aztore Capital for the portion of the Services giving rise to liability. Aztore Capital shall have the option of paying such indemnification in cash or in the securities received. In no event shall Aztore Capital be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence. The allocations of liability in this Section 13 represent the agreed and bargained-for understanding of the parties and Aztore Capital's compensation for the Services reflects such allocations.

     (d) Severability. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not effect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

     (e) Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), addressed to such party at the address set forth on the initial page of this Agreement. Either party may designate a different address by notice to the other given in accordance herewith.

     (f) Force Majeure. Neither party shall be liable for any delays or failures in performance due to circumstances beyond its control.

     (g) Complete Agreement; Amendment. This Agreement sets forth the entire understanding between the parties hereto and supercedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended except by the mutual written agreement of the parties.

     In witness whereof, the parties have duly executed this Agreement as of the day and year first above written.

          VT GAMING SERVICES, INC,
VISITALK CAPITAL CORPORATION
D/B/A Aztore CAPITAL

/s/ M. S. Williams          /s/ Richard C. Kim
By:  Michael S. Williams          By:  Richard C. Kim
------------------------          -------------------
Its:  President          Its:  Chief Executive Officer and President

                                                                       EXHIBIT A
                                                                       ---------















                           CERTIFICATE OF DESIGNATION

                                                                       EXHIBIT B
                                                                       ---------


                                INITIAL SERVICES

1.     Prepare the Private Placement Memorandum

2.     Coordinate the sale of the Private Placement

3.     Prepare financial statements for audit

4.     Coordinate the audit

5.     Prepare the Form 10 and coordinate amend same for SEC comments

6.     File the 15c211 and respond to comments

7.     Prepare an S&P Manual filing.